Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Sisecam Resources LP
Atlanta, Georgia
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-191598) of Sisecam Resources LP (the “Partnership”) of our reports dated March 31, 2023, relating to the consolidated financial statements, and the effectiveness of Sisecam Resources LP’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2022.

/s/ BDO USA, LLP
Atlanta, Georgia

March 31, 2023